Exhibit 99.1

(Filed herewith)

NEWS RELEASE – November 26, 2008

For information, call:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS EARNINGS OF $345 MILLION FOR QUARTER

AND RECORD $2.05 BILLION FOR FULL YEAR

•                  Fifth consecutive year of record net income.

•                  Disciplined asset management and conservative capital structure.

•                  Non-agricultural businesses also profitable for year.

•                  Results include pretax charge of approximately $50 million for previously disclosed factory shutdown.

MOLINE, Illinois (November 26, 2008) — Deere & Company today announced worldwide net income of $345.0 million, or $0.81 per share, for the fourth quarter ended October 31, compared with $422.1 million, or $0.94 per share, for the same period last year. For the full year, net income was a record $2.053 billion, or $4.70 per share, compared with $1.822 billion, or $4.00 per share, last year.

Worldwide net sales and revenues increased 21 percent, to $7.401 billion, for the fourth quarter and were up 18 percent, to $28.438 billion, for the full year. Net sales of the equipment operations were $6.734 billion for the quarter and $25.803 billion for the full year, compared with $5.423 billion and $21.489 billion for the respective periods last year.

“In the face of highly uncertain global economic conditions, John Deere has completed a fifth consecutive year of record earnings, reflecting our efforts to build and grow a great business,” said Robert W. Lane, chairman and chief executive officer. Agricultural equipment operations had their best year ever in 2008, he pointed out, and the company’s other equipment businesses remained solidly profitable on a full-year basis.  “Demand for productive agricultural machinery has continued to be strong due in large part to the financial health of the farm sector, which has remained positive to date,” Lane said. “Deere’s performance has received further support from our successful credit operation, which is benefiting from strong asset quality and continued low losses.”

Summary of Operations

Net sales of the worldwide equipment operations increased 24 percent for the quarter and 20 percent for the year. Included were positive effects for currency translation and price changes of 3 percent for the quarter and 6 percent for the full year. Equipment net sales in the United States and Canada were up 16 percent for the quarter and 9 percent for the full year. Net sales outside the United States and Canada increased by 39 percent for the quarter and 40 percent for the year, including a positive currency-translation effect of 10 percent for the year.

Deere’s equipment operations reported operating profit of $549 million for the quarter and $2.927 billion for the year, compared with $511 million and $2.318 billion for the periods last year. The improvement for both periods was largely due to the favorable impact of higher shipment volumes and improved price realization, partially offset by increased raw material costs and higher research and development expenses. The quarter’s results included pretax expenses of approximately $50 million to close a facility in Canada, while higher selling, administrative and general expenses had an impact on the full year.

Equipment operations reported net income of $268 million for the quarter and $1.676 billion for the year, compared with $319 million and $1.429 billion last year. The same operating factors mentioned above, along with a higher effective tax rate, affected both the quarterly and full-year results. In addition, unfavorable currency translation had a negative effect on the quarter’s performance.

Trade receivables and inventories at the end of the quarter were $6.276 billion, or 24 percent of previous 12-month sales, compared with $5.392 billion, or 25 percent of sales, a year ago.

Financial services reported net income of $69.9 million for the quarter and $337.4 million for the full year versus $96.9 million and $363.7 million for the comparable periods last year. Results were lower for both periods primarily due to higher selling, administrative and general expenses, an increase in average leverage, unfavorable currency translation and a higher provision for credit losses. In addition, quarterly results were lower as a result of narrower financing spreads. Both periods benefited from growth in the average credit portfolio and increased commissions from crop insurance.

Company Outlook & Summary

“Given the sudden, sharp downturn in global economic activity, and the ongoing turmoil in world financial markets, the outlook for the year ahead is highly uncertain and its impact on John Deere’s operations is difficult to assess,” Lane said. “We have no doubt, however, that our ongoing focus on cost control and disciplined asset management, supported by a conservative capital structure and a lineup of advanced products and services, will allow the company to move ahead and compete successfully in today’s volatile markets.”

Subject to the economic uncertainties noted, company equipment sales are projected to be about flat for the full year of 2009 and up about 7 percent for the first quarter. Included in the forecast is a negative currency-translation impact of about 6 percent for both the full year and first quarter. Deere’s net income is forecast to be about $1.9 billion for 2009 and about $275 million for the first quarter.

In spite of the present economic situation, Deere remains encouraged by its growth prospects and believes that trends favorable to its businesses remain intact. These trends include increasing global demand for farm commodities and renewable fuels, as well as a growing need over time for shelter and infrastructure. “We’re proceeding with investments to capitalize on these positive developments,” Lane said. “They continue to hold considerable promise, in our view, and should bring benefit to the company and its investors for years to come.”

* * *

Equipment Division Performance

Agricultural. Sales increased 43 percent for the quarter and 37 percent for the full year, with improvement in both periods due to higher shipment volumes and improved price realization.  The favorable effects of currency translation also contributed to the full-year sales increase. Operating profit was $476 million for the quarter and $2.224 billion for the full year, compared with $388 million and $1.443 billion for the respective periods last year. Operating profit for both periods was higher primarily due to the favorable impact of higher shipment volumes and improved price realization, partially offset by higher raw material costs, and increases in selling, administrative and general expenses and research and development costs. Also affecting the quarter were expenses to close a facility in Canada.

Commercial & Consumer. Division sales declined 11 percent for the quarter and increased 2 percent for the full year. Sales for both periods were affected by lower shipment volumes, partially offset by improved price realization. A landscapes operation, acquired in the third quarter of 2007, accounted for a 6 percent sales increase for full-year 2008. The division had an operating loss of $16 million for the quarter and an operating profit of $237 million for the full year, compared with last year’s operating loss of $11 million for the quarter and operating profit of $304 million for the year. The quarter’s operating loss was higher primarily due to expenses to close the Canadian factory noted above as well as higher raw material costs and lower shipment volumes. These factors were partially offset by improved price realization and lower selling, administrative and general expenses. The full-year decline in operating profit was primarily due to higher selling, administrative and general expenses in the landscapes operation and increased raw material costs. Partially offsetting these items for the year were improved price realization and a more favorable product mix.

Construction & Forestry. Sales were up 3 percent for the quarter and down 4 percent for the full year. Operating profit was $89 million for the quarter and $466 million for the year, versus $134 million and $571 million a year ago. Operating profit was lower for the quarter primarily due to higher raw material costs. The decline in operating profit for the year largely resulted from lower shipment volumes and higher raw material costs, partially offset by improved price realization.

Market Conditions & Outlook

As cited in statements above, the outlook for the coming year is highly uncertain and its impact on John Deere’s various businesses is unusually difficult to assess at this time.

Agricultural.  Worldwide sales of the company’s agricultural equipment are forecast to increase by about 5 percent for full-year 2009. This includes a negative currency-translation impact of about 8 percent.

Farm-machinery industry sales in the United States and Canada are forecast to be up about 5 percent for the year, led by an increase in large tractors and combines. The company expects agricultural commodity prices to remain at healthy levels in 2009, though below the previous year, while costs moderate for key inputs such as fuel and fertilizer. Sales of cotton equipment, small tractors, and equipment commonly used by livestock producers are expected to be lower.

Industry sales in Western Europe are forecast to be down 5 to 10 percent for the year.  Sales are expected to be down moderately in Central Europe and the CIS (Commonwealth of Independent States) countries, including Russia. While demand in these areas for highly productive farm equipment remains good, sales will depend on the availability and cost of credit. Sales in South American markets are expected to be down 10 to 20 percent in 2009, with the decline related to credit access in Brazil and drought conditions in Argentina.

Commercial & Consumer.  Reflecting the U.S. housing slump and recessionary economic conditions, John Deere commercial and consumer equipment sales are projected to be down about 6 percent for the year. The division expects sales gains from new products to partly offset the impact of the slumping economy.

Construction & Forestry.  U.S. markets for construction and forestry equipment are forecast to remain under pressure due to further deterioration in the already-weakened housing sector, a steep decline in nonresidential construction, and negative economic growth. The global economic slowdown is expected to lead to a lower level of forestry equipment sales in both the United States and Europe. Subject to the economic uncertainties discussed earlier, Deere’s worldwide sales of construction and forestry equipment are forecast to decline by approximately 12 percent for the year. Despite the poor economic climate, company sales are expected to benefit from innovative new products.

Credit. Subject to the uncertainty associated with present economic conditions, full-year 2009 net income for Deere’s credit operations is forecast to be approximately $300 million. The forecast decrease from 2008 is primarily due to narrower financing spreads related to the current funding environment.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $57.7 million for the fourth quarter and $282.4 million for the full year, compared with net income of $82.8 million and $311.2 million for the respective periods last year. Results for both periods were lower primarily due to an increase in average leverage, higher selling, administrative and general expenses, unfavorable currency translation and an increase in the provision for credit losses. In addition, the quarterly results were lower due to narrower financing spreads. Both periods benefited from growth in the average credit portfolio and increased commissions from crop insurance.

Net receivables and leases financed by JDCC were $18.849 billion at October 31, 2008, compared with $18.648 billion last year. Net receivables and leases administered, which include receivables administered but not owned, totaled $19.012 billion at October 31, 2008, compared with $18.871 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook and Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and bio-energy production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S., Brazil and Argentina), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including avian flu and bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the Company operates, especially material changes in economic activity in these markets; customer confidence in the general economic conditions; capital market disruptions; significant changes in capital market liquidity, access to capital and associated funding costs; changes in and the impact of governmental banking, monetary and fiscal policies; actions by rating agencies; customer access to capital for purchases of our products and borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; changes in the market values of investment assets; production, design and technological difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather, natural disasters or financial hardship of suppliers; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rates and foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions and regulations by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Tier 4 emission requirements), noise and the risk of global warming; actions by other regulatory bodies; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and regulations; changes to accounting standards; changes in tax rates and regulations; the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Changes in weather patterns could impact customer operations and Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are acquisitions and divestitures of businesses, the integration of new businesses, changes in Company declared dividends and common stock issuances and repurchases.

With respect to the current global economic downturn, changes in governmental banking, monetary and fiscal policies to restore liquidity and increase the availability of credit may not be effective and could have a material impact on the Company’s customers and markets.  Recent significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce our earnings and cash flows.  Our investment management operations could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

General economic conditions can affect the demand for the Company’s equipment as well. Current negative economic conditions and outlook have dampened demand for certain equipment.

The current economic downturn and market volatility have adversely affected the financial industry in which John Deere Capital Corporation operates.  Capital Corporation’s liquidity and ongoing profitability depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the Company’s products.  If current levels of market disruption and volatility continue or worsen, funding could be unavailable or insufficient.  Additionally, under current market conditions customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact Capital Corporation’s write-offs and provisions for credit losses.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Fourth Quarter and 2008 Press Release

(millions of dollars)

	Three Months Ended October 31			Twelve Months Ended October 31
	2008	2007	% Change	2008	2007	% Change
Net sales and revenues:
Agricultural equipment net sales	$4,570	$3,188	+43	$16,572	$12,121	+37
Commercial and consumer equipment net sales	915	1,027	-11	4,413	4,333	+2
Construction and forestry net sales	1,249	1,208	+3	4,818	5,035	-4
Total net sales *	6,734	5,423	+24	25,803	21,489	+20
Credit revenues	557	567	-2	2,190	2,094	+5
Other revenues	110	151	-27	445	499	-11
Total net sales and revenues *	$7,401	$6,141	+21	$28,438	$24,082	+18

Operating profit (loss): **
Agricultural equipment	$476	$388	+23	$2,224	$1,443	+54
Commercial and consumer equipment	(16)	(11)	+45	237	304	-22
Construction and forestry	89	134	-34	466	571	-18
Credit	102	145	-30	478	548	-13
Other	4	1	+300	15	5	+200
Total operating profit *	655	657		3,420	2,871	+19
Interest, corporate expenses and income taxes	(310)	(235)	+32	(1,367)	(1,049)	+30
Net income	$345	$422	-18	$2,053	$1,822	+13

*      Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$2,793	$2,014	+39	$10,735	$7,660	+40
Operating profit	$170	$217	-22	$1,096	$779	+41

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**               Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended October 31, 2008 and 2007
(In millions of dollars and shares except per share amounts)

	2008	2007
Net Sales and Revenues
Net sales	$6,733.8	$5,423.4
Finance and interest income	519.6	565.2
Other income	147.7	152.3
Total	7,401.1	6,140.9

Costs and Expenses
Cost of sales	5,282.5	4,054.2
Research and development expenses	270.5	231.4
Selling, administrative and general expenses	768.8	754.2
Interest expense	288.1	309.0
Other operating expenses	230.5	173.5
Total	6,840.4	5,522.3

Income of Consolidated Group before Income Taxes	560.7	618.6
Provision for income taxes	223.0	202.7
Income of Consolidated Group	337.7	415.9
Equity in income of unconsolidated affiliates	7.3	6.2
Net Income	$345.0	$422.1

Per Share Data
Net income - basic	$.81	$.96
Net income - diluted	$.81	$.94

Average Shares Outstanding
Basic	423.9	441.9
Diluted	427.2	448.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2008 and 2007
(In millions of dollars and shares except per share amounts)

	2008	2007
Net Sales and Revenues
Net sales	$25,803.5	$21,489.1
Finance and interest income	2,068.4	2,054.8
Other income	565.7	538.3
Total	28,437.6	24,082.2

Costs and Expenses
Cost of sales	19,574.8	16,252.8
Research and development expenses	943.1	816.8
Selling, administrative and general expenses	2,960.2	2,620.8
Interest expense	1,137.0	1,151.2
Other operating expenses	698.7	565.1
Total	25,313.8	21,406.7

Income of Consolidated Group before Income Taxes	3,123.8	2,675.5
Provision for income taxes	1,111.2	883.0
Income of Consolidated Group	2,012.6	1,792.5
Equity in income of unconsolidated affiliates	40.2	29.2
Net Income	$2,052.8	$1,821.7

Per Share Data
Net income - basic	$4.76	$4.05
Net income - diluted	$4.70	$4.00

Average Shares Outstanding
Basic	431.1	449.3
Diluted	436.3	455.0

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2008 and 2007

(In millions of dollars)

	2008	2007
Assets
Cash and cash equivalents	$2,211.4	$2,278.6
Marketable securities	977.4	1,623.3
Receivables from unconsolidated affiliates	44.7	29.6
Trade accounts and notes receivable - net	3,234.6	3,055.0
Financing receivables - net	16,017.0	15,631.2
Restricted financing receivables – net	1,644.8	2,289.0
Other receivables	664.9	596.3
Equipment on operating leases - net	1,638.6	1,705.3
Inventories	3,041.8	2,337.3
Property and equipment - net	4,127.7	3,534.0
Investments in unconsolidated affiliates	224.4	149.5
Goodwill	1,224.6	1,234.3
Other intangible assets - net	161.4	131.0
Retirement benefits	1,106.0	1,976.0
Deferred income taxes	1,440.6	1,399.5
Other assets	974.7	605.8
Total Assets	$38,734.6	$38,575.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,520.5	$9,969.4
Payables to unconsolidated affiliates	169.2	136.5
Accounts payable and accrued expenses	6,393.6	5,632.2
Deferred income taxes	171.8	183.4
Long-term borrowings	13,898.5	11,798.2
Retirement benefits and other liabilities	3,048.3	3,700.2
Total liabilities	32,201.9	31,419.9
Stockholders’ equity	6,532.7	7,155.8
Total Liabilities and Stockholders’ Equity	$38,734.6	$38,575.7

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Years Ended October 31, 2008 and 2007
(In millions of dollars)

	2008	2007
Cash Flows from Operating Activities
Net income	$2,052.8	$1,821.7
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	95.4	71.0
Provision for depreciation and amortization	831.0	744.4
Share-based compensation expense	70.6	82.0
Undistributed earnings of unconsolidated affiliates	(18.7)	(17.1)
Provision (credit) for deferred income taxes	89.7	(4.2)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(428.4)	131.1
Inventories	(1,195.4)	(357.2)
Accounts payable and accrued expenses	702.1	418.6
Accrued income taxes payable/receivable	92.8	10.5
Retirement benefits	(133.2)	(163.2)
Other	(209.7)	21.8
Net cash provided by operating activities	1,949.0	2,759.4

Cash Flows from Investing Activities
Collections of receivables	12,608.8	10,335.3
Proceeds from sales of financing receivables	45.2	141.4
Proceeds from maturities and sales of marketable securities	1,738.5	2,458.5
Proceeds from sales of equipment on operating leases	465.7	355.2
Proceeds from sales of businesses, net of cash sold	42.0	77.2
Cost of receivables acquired	(13,304.4)	(11,388.3)
Purchases of marketable securities	(1,141.4)	(2,251.6)
Purchases of property and equipment	(1,112.3)	(1,022.5)
Cost of equipment on operating leases acquired	(495.9)	(461.7)
Acquisitions of businesses, net of cash acquired	(252.3)	(189.3)
Other	(19.9)	12.5
Net cash used for investing activities	(1,426.0)	(1,933.3)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(413.0)	99.4
Proceeds from long-term borrowings	6,320.2	4,283.9
Payments of long-term borrowings	(4,585.4)	(3,136.5)
Proceeds from issuance of common stock	108.9	285.7
Repurchases of common stock	(1,677.6)	(1,517.8)
Dividends paid	(448.1)	(386.7)
Excess tax benefits from share-based compensation	72.5	102.2
Other	(26.0)	(11.2)
Net cash used for financing activities	(648.5)	(281.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	58.3	46.0

Net Increase (Decrease) in Cash and Cash Equivalents	(67.2)	591.1
Cash and Cash Equivalents at Beginning of Year	2,278.6	1,687.5
Cash and Cash Equivalents at End of Year	$2,211.4	$2,278.6

See Notes to Interim Financial Statements.

Notes to Financial Statements

(1)

On November 14, 2007, a special meeting of stockholders was held authorizing a two-for-one stock split effected in the form of a 100 percent stock dividend to holders of record on November 26, 2007, distributed on December 3, 2007. All share and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, at the beginning of the first fiscal quarter of 2008. As a result of adoption, the Company recorded a reduction in the beginning retained earnings balance of $48 million.

(2)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2008	2007*	2008	2007*
Dividends declared	$.28	$.25	$1.06	$.91
Dividends paid	$.28	$.22	$1.03	$.85 1/2

* Adjusted for two-for-one stock split (see Note 1).

(3)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)	Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2008	2007	2008	2007
Net income	$345.0	$422.1	$2,052.8	$1,821.7
Other comprehensive income (loss), net of tax*:
Minimum pension liability adjustment		65.8		65.8
Retirement benefits adjustment	(375.6)		(305.3)
Cumulative translation adjustment	(513.5)	147.9	(406.0)	329.1
Unrealized loss on investments	(3.3)	(.8)	(6.0)	(1.0)
Unrealized loss on derivatives	(27.5)	(15.0)	(32.5)	(14.4)
Comprehensive income (loss)	$(574.9)	$620.0	$1,303.0	$2,201.2

*      Does not include the incremental effect in 2007 on accumulated other comprehensive income from the adoption of FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, at October 31, 2007, as required by the new accounting standard.  The incremental effect from the adoption of the new Statement was a decrease in accumulated other comprehensive income (stockholders’ equity) of approximately $1.1 billion.

(5)   The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA

STATEMENT OF INCOME

For the Three Months Ended October 31, 2008 and 2007

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$6,733.8	$5,423.4
Finance and interest income	29.4	44.1	$562.1	$595.5
Other income	84.4	110.1	86.5	66.0
Total	6,847.6	5,577.6	648.6	661.5

Costs and Expenses
Cost of sales	5,282.9	4,054.5
Research and development expenses	270.5	231.4
Selling, administrative and general expenses	649.3	654.2	121.8	102.1
Interest expense	45.5	50.2	258.2	273.4
Interest compensation to Financial Services	56.4	59.7
Other operating expenses	87.5	55.5	163.4	139.5
Total	6,392.1	5,105.5	543.4	515.0

Income of Consolidated Group before Income Taxes	455.5	472.1	105.2	146.5
Provision for income taxes	187.4	153.1	35.6	49.6
Income of Consolidated Group	268.1	319.0	69.6	96.9

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	67.2	95.6	.3
Other	9.7	7.5
Total	76.9	103.1	.3
Net Income	$345.0	$422.1	$69.9	$96.9

*    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Years Ended October 31, 2008 and 2007

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$25,803.5	$21,489.1
Finance and interest income	106.7	123.4	$2,249.7	$2,225.2
Other income	366.9	403.7	282.3	214.3
Total	26,277.1	22,016.2	2,532.0	2,439.5

Costs and Expenses
Cost of sales	19,576.2	16,254.0
Research and development expenses	943.1	816.8
Selling, administrative and general expenses	2,517.0	2,237.0	451.9	390.8
Interest expense	183.9	181.2	1,008.8	1,017.3
Interest compensation to Financial Services	232.4	246.4
Other operating expenses	192.7	157.8	579.3	478.8
Total	23,645.3	19,893.2	2,040.0	1,886.9

Income of Consolidated Group before Income Taxes	2,631.8	2,123.0	492.0	552.6
Provision for income taxes	955.6	693.8	155.6	189.3
Income of Consolidated Group	1,676.2	1,429.2	336.4	363.3

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	327.5	360.8	1.0	.4
Other	49.1	31.7
Total	376.6	392.5	1.0	.4
Net Income	$2,052.8	$1,821.7	$337.4	$363.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
As of October 31, 2008 and 2007

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Assets
Cash and cash equivalents	$1,034.6	$2,019.6	$1,176.8	$259.1
Marketable securities	799.2	1,468.2	178.3	155.1
Receivables from unconsolidated subsidiaries and affiliates	976.2	437.0		.2
Trade accounts and notes receivable – net	1,013.8	1,028.8	2,664.6	2,475.9
Financing receivables – net	10.4	11.0	16,006.6	15,620.2
Restricted financing receivables - net			1,644.8	2,289.0
Other receivables	599.3	524.0	67.7	74.2
Equipment on operating leases – net			1,638.6	1,705.3
Inventories	3,041.8	2,337.3
Property and equipment –net	2,991.1	2,721.4	1,136.6	812.6
Investments in unconsolidated subsidiaries and affiliates	2,811.4	2,643.4	5.5	5.1
Goodwill	1,224.6	1,234.3
Other intangible assets – net	161.4	131.0
Retirement benefits	1,101.6	1,967.6	5.4	9.0
Deferred income taxes	1,479.4	1,418.5	80.2	46.1
Other assets	456.7	347.6	519.6	259.3
Total Assets	$17,701.5	$18,289.7	$25,124.7	$23,711.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$217.9	$129.8	$8,302.7	$9,839.7
Payables to unconsolidated subsidiaries and affiliates	169.2	136.5	931.5	407.4
Accounts payable and accrued expenses	5,675.8	5,126.8	1,165.2	957.9
Deferred income taxes	99.8	99.8	191.0	148.8
Long-term borrowings	1,991.5	1,973.2	11,906.9	9,825.0
Retirement benefits and other liabilities	3,014.6	3,667.8	34.8	33.1
Total liabilities	11,168.8	11,133.9	22,532.1	21,211.9
Stockholders’ equity	6,532.7	7,155.8	2,592.6	2,499.2
Total Liabilities and Stockholders’ Equity	$17,701.5	$18,289.7	$25,124.7	$23,711.1

* Deere & Company with Financial Services on the equity basis.

The supplemental data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2008 and 2007

(In millions of dollars)

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$2,052.8	$1,821.7	$337.4	$363.7
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	10.6	7.5	84.7	63.5
Provision for depreciation and amortization	483.9	429.2	414.3	374.6
Undistributed earnings of unconsolidated subsidiaries and affiliates	210.3	207.7	(1.1)	(.3)
Provision (credit) for deferred income taxes	51.8	39.1	37.9	(43.3)
Changes in assets and liabilities:
Receivables	(47.6)	(38.8)	1.4	(17.0)
Inventories	(888.9)	(87.9)
Accounts payable and accrued expenses	540.9	329.8	155.8	104.0
Accrued income taxes payable/receivable	72.4	(5.1)	20.4	15.6
Retirement benefits	(139.8)	(172.1)	6.7	9.0
Other	18.7	157.6	(117.7)	(18.8)
Net cash provided by operating activities	2,365.1	2,688.7	939.8	851.0

Cash Flows from Investing Activities
Collections of receivables			35,284.9	30,178.1
Proceeds from sales of financing receivables			88.8	229.9
Proceeds from maturities and sales of marketable securities	1,685.9	2,453.5	52.6	5.0
Proceeds from sales of equipment on operating leases			465.7	355.2
Proceeds from sales of businesses, net of cash sold	42.0	77.2
Cost of receivables acquired			(36,357.0)	(31,195.0)
Purchases of marketable securities	(1,059.0)	(2,200.8)	(82.4)	(50.8)
Purchases of property and equipment	(772.9)	(557.3)	(339.4)	(465.2)
Cost of equipment on operating leases acquired			(910.2)	(825.6)
Increase in investment in Financial Services	(494.7)	(108.3)
Acquisitions of businesses, net of cash acquired	(252.3)	(189.3)
Other	(28.5)	11.1	(34.9)	48.6
Net cash used for investing activities	(879.5)	(513.9)	(1,831.9)	(1,719.8)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	77.5	(208.0)	(490.5)	307.5
Change in intercompany receivables/payables	(568.8)	67.6	568.8	(67.6)
Proceeds from long-term borrowings			6,320.2	4,283.8
Payments of long-term borrowings	(20.1)	(7.8)	(4,565.3)	(3,128.7)
Proceeds from issuance of common stock	108.9	285.7
Repurchases of common stock	(1,677.6)	(1,517.8)
Capital investment from Equipment Operations			494.7	108.3
Dividends paid	(448.1)	(386.7)	(565.3)	(588.1)
Excess tax benefits from share-based compensation	72.5	102.2
Other	.1	3.7	(26.2)	(14.9)
Net cash provided by (used for) financing activities	(2,455.6)	(1,661.1)	1,736.4	900.3

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(15.0)	29.2	73.4	16.8

Net Increase (Decrease) in Cash and Cash Equivalents	(985.0)	542.9	917.7	48.3
Cash and Cash Equivalents at Beginning of Year	2,019.6	1,476.7	259.1	210.8
Cash and Cash Equivalents at End of Year	$1,034.6	$2,019.6	$1,176.8	$259.1

*    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.